Contact: Edward F. Seserko President and CEO (412) 681-8400 For Immediate Release October 26, 2015

EUREKA FINANCIAL CORP. ANNOUNCES FINANCIAL RESULTS
FOR THE QUARTER AND YEAR ENDED SEPTEMBER 30, 2015

Pittsburgh, Pennsylvania – Eureka Financial Corp., Pittsburgh, Pennsylvania (the “Company”), the parent company for Eureka Bank (the “Bank”), today announced net income for the three months ended September 30, 2015 of $172,000, or $0.15 diluted earnings per share, as compared to $415,000, or $0.35 diluted earnings per share, for the three months ended September 30, 2014.  For the year ended September 30, 2015, the Company reported net income of $1.3 million, or $1.13 diluted earnings per share, as compared to net income of $1.5 million, or $1.28 diluted earnings per share, for the fiscal year ended September 30, 2014.  The decrease in income for the quarter and year ended September 30, 2015 was primarily due to approximately $260,000 in merger related expenses attributed to the upcoming merger with NexTier, Inc.

The Bank, founded in 1886, is a federally chartered stock savings bank and operates two offices in the city of Pittsburgh.  The Company’s common stock trades in the over-the-counter market under the symbol “EKFC.”

The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

	EUREKA FINANCIAL CORPORATION
	Selected Financial Data
	(Dollars in thousands except per share data)

	September 30,	September 30,
	2015	2014
	(Unaudited)

Total assets	$155,016	$152,059
Cash and investments	16,348	21,124
Loans receivable, net	135,064	128,111
Allowance for loan losses	(1,346)	(1,361)
Deposits	129,656	127,861
Total liabilities	131,312	129,365
Stockholders' equity	23,704	22,694

Nonaccrual loans	$302	$848
Repossessed assets	594	0
Total nonperforming assets	$896	$848

Allowance for loan losses to nonperforming loans	445.70%	160.50%
Nonperforming loans to net loans	0.22%	0.66%
Nonperforming assets to total assets	0.58%	0.56%
Book value per share	$19.63	$18.69
Number of common shares outstanding	1,207,408	1,213,986

	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)

Interest income	$1,751	$1,743	$6,938	$6,813
Interest expense	212	206	835	869
Net interest income	1,539	1,537	6,103	5,944
Provision for loan losses	0	12	70	62

Net interest income after provision for loan losses	1,539	1,525	6,033	5,882
Noninterest income	4	14	83	101
Noninterest expense	1,223	923	4,060	3,653

Income before income taxes	320	616	2,056	2,330
Income tax expense	148	201	740	801

Net income	$172	$415	$1,316	$1,529

Earnings Per Share - Basic	$0.15	$0.36	$1.13	$1.29
Earnings Per Share - Diluted	$0.15	$0.35	$1.13	$1.28